Exhibit 8.1

Name of Entity

The following is a list of this Company’s subsidiaries that currently conduct significant operations. As of July 12, 2024, active subsidiaries that conducted operations were: Nissin Precision Metal Manufacturing Limited; Kayser Limited; Golden Bright Plastic Manufacturing Company Limited; Kayser Myanmar Manufacturing Company Ltd.; and Nissin Metal and Plastic (Shenzhen) Company Limited.

Antemat Limited	Kayser Limited

Nissin Mechatronic Limited	Golden Bright Plastic Manufacturing Company Limited

Cavour Industrial Limited	Nissin Precision Metal Manufacturing Limited

Nissin Metal and Plastic (Shenzhen) Company Limited	Saiwan Industries Limited

Kayser Myanmar Manufacturing Company Ltd.	Hi-Lite Camera Company Limited

All of the foregoing entities are wholly-owned by Highway Holdings Limited, except Kayser Myanmar Manufacturing Company Ltd. (the Company owns 84% of this entity). All subsidiaries, with the exception of Nissin Metal and Plastic (Shenzhen) Company Limited (organized in China) and Kayser Myanmar Manufacturing Company Ltd. (organized in Myanmar) are incorporated in Hong Kong.